Exhibit 99.1
FuelCell Energy Reports Second Quarter Results
and Latest Accomplishments
•	POSCO Power orders 70 MW of fuel cell kits and other equipment and services totaling $129 million
•	$55 million of cash and investments at April 30, 2011
•	Continued SECA program funding adding $8.2 million to backlog
•	Fleet repair and upgrade program results in $8.8 million charge
•	Cost ratio of 1.08 before repair and upgrade charge versus 1.47 prior year
DANBURY, CT — June 6, 2011 — FuelCell Energy, Inc. (Nasdaq:FCEL), a leading manufacturer of ultra-clean, efficient and reliable power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today reported results for its second quarter ended April 30, 2011 along with its latest accomplishments.
Financial Results
FuelCell Energy reported total revenues for the second quarter of 2011 of $28.6 million compared to $16.6 million in the same period last year. Product sales and revenues in the second quarter were $26.7 million compared to $13.0 million in the prior year quarter, increasing as a result of growing demand for ultra-clean fuel cells. Product sales and revenues for the second quarter of 2011 included $21.4 million of power plants and components, $2.2 million from construction and installation services and sale of equipment under the 100 kilowatt (kW) joint development agreement with POSCO Power, and $3.1 million from long term service and power purchase agreements.
Cost of sales and margins for the second quarter of 2011 were negatively impacted by a charge of $8.8 million from a repair and upgrade program for a select group of 1.2 MW fuel cell modules produced between 2007 and early 2009. Margins for product sales and revenues declined $4.7 million compared to the second quarter of 2010 while the product cost-to-revenue ratio improved to 1.40-to-1.00 from 1.47-to-1.00.
Excluding the repair and upgrade program charge incurred in the second quarter of 2011, margins for product sales and revenues would have improved by $4.1 million over the prior year quarter and the product cost-to-revenue ratio would have improved to 1.08-to-1.00, primarily from higher product margins and lower commissioning and warranty costs.
Increasing demand for fuel cells and service agreements drove product sales and service backlog to $135.5 million as of April 30, 2011 compared to $75.5 million as of April 30, 2010. Product order backlog was $60.4 million and $48.1 million and backlog for long-term service agreements was $75.1 million and $27.4 million as of April 30, 2011 and 2010, respectively. In May 2011, the largest order in Company history was announced for an estimated $129 million for 70 MW of fuel cell kits and other equipment and services. The value of the fuel cell kits will be added to third quarter 2011 product backlog.

FuelCell Energy Second Quarter 2011 Results	Page 2
Research and development contract revenue was $1.9 million for the second quarter of 2011 compared to $3.6 million for the second quarter of 2010. Contract revenue reflects lower activity under the U.S. Department of Energy (DOE) solid oxide fuel cell (SOFC) development program compared to the second quarter of 2010. The Company’s research and development backlog totaled $15.2 million as of April 30, 2011 compared to $9.9 million as of April 30, 2010. The award of the phase three SOFC contract by the DOE during the quarter increased research and development backlog by $8.2 million.
Loss from operations for the second quarter of 2011 increased to $19.8 million compared to $15.4 million for the comparable prior year period. Excluding the non-recurring charge, loss from operations would have improved to $11.1 million.
Net loss to common shareholders for the second quarter of 2011 increased to $29.7 million, or $0.24 per basic and diluted share, compared to $16.7 million or $0.20 per basic and diluted share in the second quarter of 2010. During the second quarter of 2011, two items impacted net loss to common shareholders, including the previously discussed repair and upgrade program charge of $8.8 million and an adjustment to additional paid in capital and loss to common shareholders of $9.0 million to adjust the historic carrying value of the Series I preferred shares to the current fair value.
During the second quarter of 2011, the Company entered into an agreement with the owner of the Series 1 preferred shares, Enbridge, Inc., that resulted in a change in the timing of payments due. Although there was no material change in future cash flows, the modification required a revaluation of the instrument to current fair value and a reclassification of amounts due as short and long term liabilities.
Excluding the repair and upgrade program charge and the adjustment for the modification of the Series I preferred shares incurred during the second quarter of 2011, net loss to common shareholders was $12.0 million or $0.10 per basic and diluted share, compared to $16.7 million or $0.20 per basic and diluted share in the second quarter of 2010.
For the six months ended April 30, 2011, FuelCell Energy reported revenue of $56.7 million compared to $31.2 million for the prior year period. Product sales and revenues were $52.4 million compared to $25.8 million for the prior year period. Research and development contract revenue was $4.3 million compared to $5.4 million.
Loss from operations for the six months ended April 30, 2011 was $30.4 million, compared to $29.7 million for the six months ended April 30, 2010. Excluding the repair and upgrade program charge, loss from operations would have improved to $21.7 million.
Net loss to common shareholders for the six months ended April 30, 2011 was $41.5 million or $0.35 per basic and diluted share compared to $32.1 million or $0.38 per basic and diluted share for the six months ended April 30, 2010. Margins for product sales and revenues decreased $1.8 million over the prior period, as the repair and upgrade program charge offset the favorable impact of higher volume. The product cost-to-revenue ratio improved to 1.25-to-1.00 compared to 1.44-to-1.00 for the same period one year ago due to sales of higher margin products and lower commissioning and warranty costs.

FuelCell Energy Second Quarter 2011 Results	Page 3
Excluding the repair and upgrade program charge and adjustment for the modification of the Series I preferred shares, net loss to common shareholders for the six months ended April 30, 2011 was $23.7 million or $0.20 per basic and diluted share compared to $32.1 million or $0.38 per basic and diluted share for the six months ended April 30, 2010. Excluding the repair and upgrade charge, the product cost-to-revenue ratio would have been 1.08-to-1.00 compared to 1.44-to-1.00 in the prior period.
Total cash, cash equivalents and investments in U.S. Treasuries were $55.0 million as of April 30, 2011. Net use of cash, cash equivalents, and investments for the second quarter of 2011 was $17.1 million, excluding revolver borrowings of $2.0 million, compared to net use of $13.9 million in the second quarter of 2010. The timing of working capital flows and delays in order closure drove cash utilization higher. Capital spending for the second quarter of 2011 was $0.5 million and depreciation expense was $1.6 million.
Total cash use for the six months end April 30, 2011 was $20.3 million compared to $21.1 million for the prior year, excluding net proceeds of $17.8 million from the January 2011 registered direct offering, and revolver borrowings of $3.0 million. Year to date 2011 cash use is within the Company’s plan and with the closing of the order from POSCO Power in the third quarter, the Company expects full year cash use to be within the previously reported range of $24 to $32 million.
Corporate and Market Highlights
“The 70 MW multi-year order from our South Korean partner, the largest in Company history, represents the beginning of orders to meet the renewable portfolio standard,” said Chip Bottone, President and CEO of FuelCell Energy, Inc. “We expect the market opportunity to continue to grow in South Korea as fuel cell power plants are purchased to fulfill the need for clean distributed baseload generation.”
The recently announced $129 million order for 70 MW of fuel cell kits and other equipment and services represents the beginning of demand related to the renewable portfolio standard that takes effect in 2012 and mandates approximately 6,000 MW through 2022. FuelCell Energy will export 2.8 MW of fuel cell kits monthly under the contract so that POSCO Power can efficiently load their new production facility.
POSCO Power dedicated their newly built fuel cell module assembly plant at the end of March, 2011. The fuel cell module assembly and balance of plant facilities are designed for 100 MW annual capacity and use fuel cell components purchased from FuelCell Energy. To date, POSCO Power has ordered 140 MW of fuel cell power plants, modules and components since 2007.
The size of the 70 MW order combined with the multi-year term has heightened interest in Direct FuelCells from prospective partners and customers in the United States and in Europe since the announcement.
The Company recently increased annual production levels to 56 MW compared to 35 MW at the end of the first quarter of 2011 and 22 MW for fiscal year 2010. Increased production provides the opportunity to realize manufacturing and supply chain efficiencies. The order from POSCO Power allows production levels to be sustained at 56 MW annually.

FuelCell Energy Second Quarter 2011 Results	Page 4
PG&E, one of the largest utilities in California, purchased two 1.4 MW power plants in June 2010 for installation at two California universities and contracted FuelCell Energy to provide the installation services. The plants are undergoing final testing and are expected to be operational by summer 2011.
California is a leader in the deployment of clean power sources as demonstrated by the April 2011 enactment of a law requiring the State to obtain 33 percent of its electricity from renewable resources by the year 2020, increasing the mandate from the previous level of 20 percent, along with clean power generation initiatives that value combined heat & power (CHP) operation. Direct FuelCells operating on renewable biogas qualify under the law and fuel cells configured for CHP operation meet the State’s need for ultra-clean distributed baseload generation.
The Company received three research contracts during the second quarter of 2011, including an award from the U.S. Department of Energy (DOE), an award from the U.S. Environmental Protection Agency (EPA), and a subcontract under a DOE program.
•	Solid Oxide Fuel Cell Development: The DOE awarded an $11.7 million cost share contract to the Company for phase three of the Solid State Energy Conversion Alliance (SECA) Program. The objective of phase three is to build and operate a scalable solid oxide fuel cell module with output of 60 kW.
•	Carbon capture: An award from the EPA will fund the initial testing of Direct FuelCells to consume flue gas generated by industrial processes instead of ambient air for the power generation process and evaluate their capability to cost effectively separate the CO2 within the flue gas. Carbon capture potentially represents a large global market.
•	Biogas clean-up cost reduction: The Company received a subcontract award under a DOE program to demonstrate an improved process for cleaning biogas that if successful, could lead to a substantial reduction in the cost of operating fuel cells that utilize renewable biogas.
The DFC300-H2 power plant installed at the Orange County Wastewater treatment facility is fully operational, converting biogas into renewable hydrogen for vehicle refueling and ultra-clean electricity for the water treatment process. This demonstration, the first co-production of renewable hydrogen by a fuel cell at commercial scale, is being performed under sub-contract to Air Products and Chemicals, Inc, with the majority of funding provided by the DOE.
Presentation of Non-GAAP Information
This press release presents certain results both with and without non-recurring charges related to a repair and upgrade program and the Series 1 Preferred Modification. The presentation of results that exclude these items are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with generally accepted accounting principals (GAAP). Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. Management believes that the non-GAAP financial measures presented provide a better comparison to prior periods because the adjustments do not affect the on-going operations of the Company. Management uses these non-GAAP financial measures to evaluate the operating results of the Company’s business against prior year results and its operating plan, and to forecast and analyze future periods. In addition, Management presents the most comparable GAAP measures ahead of non-GAAP measures and provides a reconciliation that indicates and describes the adjustments made.

FuelCell Energy Second Quarter 2011 Results	Page 5
Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on June 7, 2011 to discuss the Second Quarter 2011 results.
Participants can access the live call via webcast on the Company website or by telephone as follows:
•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’
•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005
•	Outside the U.S. and Canada, please call 678-809-1045
•	The passcode is ‘FuelCell Energy’
The webcast of the conference call will be archived on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on Monday, June 13, 2011:
•	From the U.S. and Canada please dial 800-642-1687
•	Outside the U.S. or Canada please call 706-645-9291
•	Enter confirmation code 69216314
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 750 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

FuelCell Energy Second Quarter 2011 Results	Page 6
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc.
Kurt Goddard, Vice President Investor Relations
203-830-7494
ir@fce.com
# # # #

FuelCell Energy Second Quarter 2011 Results	Page 7
FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	April 30,	October 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$36,980	$20,467
Investments — U.S. treasury securities	18,067	25,019
Accounts receivable, net	19,879	18,066
Inventories, net	36,199	33,404
Other current assets	7,395	5,253

Total current assets	118,520	102,209

Property, plant and equipment, net	24,289	26,679
Investments — U.S. treasury securities	—	9,071
Investment in and loans to affiliate	9,779	9,837
Other assets, net	5,941	2,733

Total assets	$158,529	$150,529

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$4,017	$976
Accounts payable	11,764	10,267
Accounts payable due to affiliate	275	575
Accrued liabilities	26,335	16,721
Deferred revenue	31,218	25,499
Preferred stock obligation of subsidiary	8,992	—

Total current liabilities	82,601	54,038

Long-term deferred revenue	7,500	8,042
Long-term preferred stock obligation of subsidiary	14,564	—
Long-term debt and other liabilities	4,124	4,056

Total liabilities	108,789	66,136

Redeemable preferred stock of subsidiary	—	16,849

Redeemable preferred stock (liquidation preference of $64,020 at April 30, 2011 and October 31, 2010)	59,857	59,857

Total Equity:
Shareholders’ equity
Common stock ($.0001 par value); 225,000,000 shares authorized; 126,692,525 and 112,965,725 shares issued and outstanding at April 30, 2011 and October 31, 2010, respectively	12	11
Additional paid-in capital	677,157	663,951
Accumulated deficit	(686,517)	(655,623)
Accumulated other comprehensive income	15	11
Treasury stock, Common, at cost (5,679 shares at April 30, 2011 and October 31, 2010)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ (deficit) equity	(9,333)	8,350
Noncontrolling interest in subsidiaries	(784)	(663)

Total equity	(10,117)	7,687

Total liabilities and equity	$158,529	$150,529

FuelCell Energy Second Quarter 2011 Results	Page 8
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	April 30,
	2011	2010
Revenues:
Product sales and revenues	$26,673	$13,007
Research and development contracts	1,934	3,580

Total revenues	28,607	16,587

Costs and expenses:
Cost of product sales and revenues	37,460	19,120
Cost of research and development contracts	2,017	3,267
Administrative and selling expenses	4,454	4,547
Research and development expenses	4,498	5,089

Total costs and expenses	48,429	32,023

Loss from operations	(19,822)	(15,436)

Interest expense	(928)	(45)
Income/(loss) from equity investment	143	(245)
Interest and other income, net	634	364

Loss before redeemable preferred stock of subsidiary	(19,973)	(15,362)

Accretion of redeemable preferred stock of subsidiary	—	(603)

Loss before provision for income taxes	(19,973)	(15,965)

Provision for income taxes	(35)	(13)

Net loss	(20,008)	(15,978)

Net loss attributable to noncontrolling interest	52	96

Net loss attributable to FuelCell Energy, Inc.	(19,956)	(15,882)

Adjustment for modification of redeemable preferred stock of subsidiary	(8,987)	—
Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(29,743)	$(16,682)

Net loss per share to common shareholders
Basic	$(0.24)	$(0.20)
Diluted	$(0.24)	$(0.20)

Weighted average shares outstanding
Basic	125,009,180	84,515,979
Diluted	125,009,180	84,515,979

FuelCell Energy Second Quarter 2011 Results	Page 9
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Six Months Ended
	April 30,
	2011	2010
Revenues:
Product sales and revenues	$52,433	$25,815
Research and development contracts	4,254	5,388

Total revenues	56,687	31,203

Costs and expenses:
Cost of product sales and revenues	65,519	37,133
Cost of research and development contracts	4,354	5,363
Administrative and selling expenses	8,504	8,703
Research and development expenses	8,744	9,709

Total costs and expenses	87,121	60,908

Loss from operations	(30,434)	(29,705)

Interest expense	(982)	(108)
Loss from equity investment	(55)	(393)
Interest and other income, net	1,034	683

Loss before redeemable preferred stock of subsidiary	(30,437)	(29,523)

Accretion of redeemable preferred stock of subsidiary	(525)	(1,160)

Loss before provision for income taxes	(30,962)	(30,683)

Provision for income taxes	(53)	(13)

Net loss	(31,015)	(30,696)

Net loss attributable to noncontrolling interest	121	182

Net loss attributable to FuelCell Energy, Inc.	(30,894)	(30,514)

Adjustment for modification of redeemable preferred stock of subsidiary	(8,987)	—
Preferred stock dividends	(1,600)	(1,602)

Net loss to common shareholders	$(41,481)	$(32,116)

Net loss per share to common shareholders
Basic	$(0.35)	$(0.38)
Diluted	$(0.35)	$(0.38)

Weighted average shares outstanding
Basic	119,963,394	84,459,926
Diluted	119,963,394	84,459,926

FuelCell Energy Second Quarter 2011 Results	Page 10
FUELCELL ENERGY, INC.
Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2011				2010
	GAAP	Non-GAAP		Non-GAAP	GAAP
	As Reported	Adjustments		As Adjusted	As Reported (3)
Revenues:
Product sales and revenues	$26,673	$—		$26,673	$13,007
Research and development contracts	1,934	—		1,934	3,580

Total revenues	28,607	—		28,607	16,587

Costs and expenses:
Cost of product sales and revenues	37,460	(8,752	)(1)	28,708	19,120
Cost of research and development contracts	2,017	—		2,017	3,267
Administrative and selling expenses	4,454	—		4,454	4,547
Research and development expenses	4,498	—		4,498	5,089

Total costs and expenses	48,429	(8,752)		39,677	32,023

Loss from operations	(19,822)	8,752		(11,070)	(15,436)

Interest expense	(928)	—		(928)	(45)
Income/(Loss) from equity investment	143	—		143	(245)
Interest and other income, net	634	—		634	364

Loss before redeemable preferred stock of subsidiary	(19,973)	8,752		(11,221)	(15,362)

Accretion of redeemable preferred stock of subsidiary	—	—		—	(603)

Loss before provision for income taxes	(19,973)	8,752		(11,221)	(15,965)
Provision for income taxes	(35)	—		(35)	(13)

Net loss	(20,008)	8,752		(11,256)	(15,978)

Net loss attributable to noncontrolling interest	52	—		52	96

Net loss attributable to FuelCell Energy, Inc.	(19,956)	8,752		(11,204)	(15,882)

Adjustment for modification of redeemable preferred stock of subsidiary	(8,987)	8,987	(2)	—	—
Preferred stock dividends	(800)	—		(800)	(800)

Net loss to common shareholders	$(29,743)	$17,739		$(12,004)	$(16,682)

Net loss per share to common shareholders
Basic	$(0.24)	$0.14		$(0.10)	$(0.20)
Diluted	$(0.24)	$0.14		$(0.10)	$(0.20)

Weighted average shares outstanding
Basic	125,009,180	—		125,009,180	84,515,979
Diluted	125,009,180	—		125,009,180	84,515,979

FuelCell Energy Second Quarter 2011 Results	Page 11
FUELCELL ENERGY, INC.
Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2011				2010
	GAAP	Non-GAAP		Non-GAAP	GAAP
	As Reported	Adjustments		As Adjusted	As Reported (3)
Revenues:
Product sales and revenues	$52,433	$—		$52,433	$25,815
Research and development contracts	4,254	—		4,254	5,388

Total revenues	56,687	—		56,687	31,203

Costs and expenses:
Cost of product sales and revenues	65,519	(8,752	)(1)	56,767	37,133
Cost of research and development contracts	4,354	—		4,354	5,363
Administrative and selling expenses	8,504	—		8,504	8,703
Research and development expenses	8,744	—		8,744	9,709

Total costs and expenses	87,121	(8,752)		78,369	60,908

Loss from operations	(30,434)	8,752		(21,682)	(29,705)

Interest expense	(982)	—		(982)	(108)
Loss from equity investment	(55)	—		(55)	(393)
Interest and other income, net	1,034	—		1,034	683

Loss before redeemable preferred stock of subsidiary	(30,437)	8,752		(21,685)	(29,523)

Accretion of redeemable preferred stock of subsidiary	(525)	—		(525)	(1,160)

Loss before provision for income taxes	(30,962)	8,752		(22,210)	(30,683)

Provision for income taxes	(53)	—		(53)	(13)

Net loss	(31,015)	8,752		(22,263)	(30,696)

Net loss attributable to noncontrolling interest	121	—		121	182

Net loss attributable to FuelCell Energy, Inc.	(30,894)	8,752		(22,142)	(30,514)

Adjustment for modification of redeemable preferred stock of subsidiary	(8,987)	8,987	(2)	—	—
Preferred stock dividends	(1,600)	—		(1,600)	(1,602)

Net loss to common shareholders	$(41,481)	$17,739		$(23,742)	$(32,116)

Net loss per share to common shareholders
Basic	$(0.35)	$0.15		$(0.20)	$(0.38)
Diluted	$(0.35)	$0.15		$(0.20)	$(0.38)

Weighted average shares outstanding
Basic	119,963,394	—		119,963,394	84,459,926
Diluted	119,963,394	—		119,963,394	84,459,926

FuelCell Energy Second Quarter 2011 Results	Page 12
Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations
For the Three and Six Months Ended April 30, 2011
Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and as adjusted for certain items referenced below. Management also uses non-GAAP measures which exclude non-recurring items in order to measure operating periodic performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure.
Notes to the above referenced reconciliations are as follows:

(1)	FuelCell Energy, Inc. has committed to a repair and upgrade program to fix a product defect for a select group of 1.2 MW fuel cell modules produced between 2007 and early 2009. Second quarter 2011 earnings was impacted by a charge of approximately $8.8 million, which was accounted for as an increase to cost of goods sold. Our product sales, gross margin and cost to revenue ratio and cost of revenues for the three and six months ended April 30, 2011 and 2010 were as follows:

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2011	2010	2011	2010
GAAP Revenue and Cost of Sales
Product sales and revenues	$26,673	$13,007	$52,433	$25,815
Cost of product sales and revenues	37,460	19,120	65,519	37,133

Gross margin from product sales and revenues	$(10,787)	$(6,113)	$(13,086)	$(11,318)
Product Sales Cost-to-revenue ratio(a)	1.40	1.47	1.25	1.44

Non-GAAP Adjustment to cost of product sales and revenues:
Repair and Upgrade Cost	$(8,752)	$—	$(8,752)	$—

Gross Margin (non-GAAP):
Gross margin from product sales and revenues	$(2,035)	$(6,113)	$(4,334)	$(11,318)
Gross margin from research and development contracts	(83)	313	(100)	25

Total	$(2,118)	$(5,800)	$(4,434)	$(11,293)

Product Sales Cost-to-revenue ratio(a)	1.08	1.47	1.08	1.44

(a)	Cost-to-revenue ratio is calculated as cost of product sales and revenues divided by product sales and revenues.

(2)	As previously announced, the Company entered into an agreement with Enbridge, Inc. to modify an agreement for the Series 1 preferred shares. While this modification did not result in a material change to future cash flows, it did result in a revaluation of the instrument and a reclassification of amounts due as short and long term liabilities. An adjustment to additional paid in capital and loss to common shareholders of $9.0 million was incurred in the second quarter of 2011 to adjust the historic carrying value of the Series I preferred shares to the current fair value

The reason for the change in the value of the obligation was that the original obligation had been accounted for under purchase price accounting at the time of the acquisition of Global Thermoelectric Inc. in 2003. This valuation included a market risk discount and a foreign exchange rate which was fixed at the time of the acquisition. Under the new valuation under debt accounting, the future estimated cash flows were discounted using the dividend rate in the modified agreement and the current foreign exchange rate resulting in the adjustment. This accounting accelerated the prior accretion model.

(3)	Note that there were no adjustments to GAAP results as reported for the three and six months ended April 30, 2010.